SENIOR MANAGEMENT

EMPLOYMENT AGREEMENT

Employment Agreement (hereinafter called “Agreement”) made as of this 31st day of October, 2008, between Butler International, Inc., (hereinafter called “Employer”) and Gerald Simone (hereinafter called “Employee”). Employer and Employee agrees as follows:

1.	The Employee warrants and agrees to all of the following:

(a)         to devote his/her entire skill, labor and attention to Employer’s business and to promptly perform all services pertaining to Employee’s position;

(b)        that Employer may set-off against any wages or other compensation due the Employee any amounts owed by the Employee to the Employer;

(c)         that Employee will not knowingly use any trade secret, confidential information, or other intellectual property right of another in the performance of the Employee’s duties for Employer; and

(d)        that there is no written or oral contract or any other impediment that would in any way inhibit or otherwise prohibit Employee’s employment hereunder.

2.         If Employer pays Employee a monthly car allowance, it will be subject to payroll deductions and federal, state and local income tax withholding. The car allowance covers all costs for use of Employee’s car on Employer’s business including for example repairs, insurance and depreciation except fuel costs. Fuel costs incurred on company business is the sole additional expense reimbursable by Employer at a rate to be determined from time to time by Employer. The car allowance shall be prorated for partial months of employment and is not payable during the employment termination notice period referenced in clause seven (7) below.

3.         Subject to applicable law, Employee for a period of one (1) year from the date of termination of this Agreement, either directly or indirectly, for his own purposes or those of another person or entity:

(a)         will not solicit business similar to that of Employer’s from Employer’s clients that Employee may have contacted or been assigned to at any time during employment with Employer; and

(b)        will not contact or approach, any employee and/or consultant of Employer including staff and billable employees for the purpose of attempting to or actually soliciting or hiring that person.

Employee agrees that should Employer seek to enforce or determine its rights under this clause three (3) because of an act of the Employee that the Employer believes to be in violation of this clause, the one-year time period stated above shall be extended by the time necessary to obtain judicial enforcement of the Employer’s rights hereunder. Should a court of competent jurisdiction determine that this Clause three (3) is unenforceable, the parties agree that this clause three (3) shall be enforced to the maximum extent permitted by law. Employee agrees that sections three (a) and three (b) are separate and distinct promises and that unenforceability of one has no effect on the enforceability of the other.

4.      Employee agrees that any inventions, discoveries, improvements, or works which are conceived, developed, suggested by, or created in anticipation of, in the course of or related to Employer’s business including work done by the Employee and all corresponding patents or copyrights shall become the absolute property of the Employer.

Employee agrees that all information of a technical or business nature, such as know-how, trade secrets, business plans, data, programs, processes, techniques, software, customer contacts, customer lists, customer information, financial information, employee information, employment candidate information, inventions, discoveries, formulae, patterns, and devices (collectively the “Confidential Information”) acquired by Employee in the course of his/her employment is valuable proprietary and confidential information of Employer. Employee agrees that such Confidential Information, whether in written, verbal or model form, shall be maintained in strict confidence and shall not be disclosed to anyone outside the employment of Employer without Employer’s express written consent

Employee further agrees not to utilize or make available any such knowledge or information either directly or indirectly in connection with the establishment of an enterprise similar to that of the Employer or which will compete with Employer, or in connection with the solicitation, acceptance, or conduct of employment with any other employer. Employee is not, however, prohibited from utilizing the knowledge and information gained from his/her general experience obtained prior to or during his/her employment with Employer.

Upon termination of Employee’s employment, Employee shall immediately return and deliver to Employer all information and property of Employer. Employee shall not retain any originals or copies of any Employer information or property including for example, books, papers, price lists, customer contracts, financial information, employee and candidate information, bids, customer lists, files, notebooks or any documents, property, or information containing any Confidential Information or information that otherwise relates to Employer’s business.

Employee agrees not to defame, disparage or demean Employer, Employer’s officers or directors in any manner whatsoever, except Employee may make truthful statements required by legal process issued by a court or tribunal of competent jurisdiction.

5.         Employee acknowledges that his breach of clauses 3 and/or 4 may result in irreparable damage to Employer, which may not be adequately compensated by the payment of money damages. Accordingly, Employer may seek and obtain injunctive relief against Employee for any breach or threatened breach of clauses 3 and/or 4, in addition to any other legal remedies, which may be available.

6.         Any and all disputes arising out of or relating to this Agreement, including claims for discrimination, other than injunctive relief under clause Five (5), shall be resolved by arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. Employer and I agree that in any such arbitration, the arbitrators shall not have the power to reform or modify this Agreement in any way and to that extent their powers are so limited. The determination of the arbitrators shall be final and binding on the parties and judgment on it may be entered in any court of competent jurisdiction. Employer and I agree to bear the cost of such arbitration equally, however, if Employer prevails, Employee shall be liable to and pay Employer for all of Employer’s reasonable attorneys’ fees and expenses.

7.         Employer or Employee may terminate this agreement at any time for any reason whatsoever or no reason by giving the other party 4-month(s) prior notice, provided however that nothing in this Agreement shall be construed to prevent Employer from terminating Employee’s employment without notice for “Cause.”

By way of example, “Cause “shall mean any of the following:

willful misconduct, fraud, conviction of a felony, consistent neglect of duties, or gross negligence by Employee in the performance of his duties hereunder,

material breach by Employee of the terms of this Agreement,

Employee’s breach of fiduciary duty to Employer,

Any dishonest, disloyal or illegal conduct by Employee including without limitation, falsification of reports, records or information submitted to Employer by Employee,

Employee’s chronic absenteeism or lateness,

Employee’s chronic use of alcohol or use of illegal drugs or addiction to habit forming drugs which impair Employee’s ability to perform his required duties and services under this Agreement,

Employee’s inability to perform his required duties or services under this Agreement or

Employee participates, performs or knowingly permits any acts of moral turpitude.

During the applicable notice period, if any, Employee shall continue to perform services for Employer unless otherwise directed by Employer in writing. In the event of termination by either party regardless of reason, all compensation, salary, commissions, bonus, benefits, and any other remuneration of whatever kind and rights thereto cease as of the termination date.

In the event of the death of Employee during the period of Employee’s employment hereunder, the Employer’s obligations hereunder shall automatically cease and terminate; provided, however, that the Employer shall pay to the Employee’s heirs or personal representatives Employee’s Base Salary and accrued vacation accrued to the date of death.

8.         This Agreement including any attached rider is the entire agreement between Employer and Employee. This Agreement replaces all prior agreements, whether oral or written, between Employee and Employer, Employer’s parent and subsidiary organizations relating to any of the matters addressed in this Agreement and to matters previously discussed or mentioned relating to employment. Employee and Employer agree that all promises, representations, and understandings relating to the above are merged into this Agreement. No oral arrangements have been made between Employer and Employee. This agreement may be amended only in writing signed by Employer and Employee. If any provision of this Agreement is or becomes prohibited by or invalid under applicable law, it shall be deemed modified to conform with the minimum requirements of such law, or, if for any reason it is not deemed so modified, such prohibition or invalidity will not effect any other provision of this Agreement.

The obligations of the Employee under this Agreement shall be binding upon his heirs, successors and assigns. Employee may not assign this agreement in whole or in part.

Accepted and Agreed:

Butler International, Inc.

By: /s/ Edward M. Kopko	By: /s/ Gerald Simone
Title:	Chief Executive Officer

Date: November 6, 2008	Date: November 6, 2008

RIDER

RIDER ATTACHED TO AND FORMING PART OF THE EMPLOYMENT AGREEMENT DATED OCTOBER 31, 2008, BETWEEN GERALD SIMONE (“Employee”) AND BUTLER INTERNATIONAL, INC. (“Employer”).

9.         Employee’s title is Senior Vice President Finance of Butler International, Inc. Employer may at Employer’s option designate Employee as an officer of Butler International, Inc. and/or its subsidiaries, which positions Employee agrees to fulfill without additional compensation from Employer, Butler International, Inc. and/or any of its affiliates or subsidiaries during the period of such designation.

Compensation structure:

Weekly Base Salary:	Four Thousand Three Hundred Twenty-Six and 92/100 Dollars ($ 4,326.92) per week

Auto Allowance:	Seven Hundred Dollars ($700.00) per month

10.       In addition to the base salary (“Base Salary”) enumerated above, Employer may, subject to the terms and conditions of this Rider, pay Employee a calendar year incentive bonus (“Bonus”) contingent upon Employee’s successful achievement as determined by Employer of certain Management Objectives. Management Objectives. Employer shall designate the corresponding bonus amount, if any, in writing to Employee.

Employer may in its sole discretion pay up to seventy (70%) percent of the anticipated Bonus (“Advance”) in equal quarterly installments over the corresponding calendar year. At the end of the calendar year, Employer shall determine earned Bonus, if any. To the extent the earned Bonus exceeds the Advance, Employer shall pay Employee the difference. If Advances exceed the earned Bonus, Employee shall not be required to reimburse Employer the difference.

Advances and earned Bonus, if any, will be disbursed approximately one (1) month after the determination of the covered period. Employer shall determine achievement of the Management Objectives in its sole discretion. The Bonus, if any, is not earned, due or payable unless and until it has been authorized by Employer’s Chief Executive Officer.

Notwithstanding anything to the contrary contained herein or in the Employment Agreement, the above Bonus shall be prorated for any year in which the Employee is employed by Employer for less than a full calendar year to the earlier of the date of employment termination or if Employee does not work during the termination notice period, the date of termination notice.

Notwithstanding anything to the contrary contained herein or in the Employment agreement, this Clause applies to only in those calendar years for which Employer designates in writing to Employee a specified bonus amount corresponding to Management Objectives. If for any given calendar year Employer does not designate a bonus amount corresponding to Management Objectives then no Bonus is due or payable for that calendar year.

If Employee disputes all or part of the calculated Bonus, Employee agrees to provide written notification to Employer within ten (10) days of Employee’s receipt of the Bonus, specifying the nature of the dispute. Employee agrees that Employee’s failure to so notify Employer constitutes Employee’s agreement that said Bonus is correct.

11.       The salary, auto allowance and Bonus above noted are subject to change or termination from time to time at the discretion of the Employer. Employer will notify Employee of any such change or termination and the relevant effective date. Should Employee disagree with any change, s/he shall have ten (10) days from the date of notice to notify the Employer in writing of any exception. Failure to notify the Employer shall be deemed to be Employee’s acceptance of the Employer’s determination as to such change.

Accepted and Agreed:

Butler International, Inc.

By: /s/ Edward M. Kopko	By: /s/ Gerald Simone
Title:	Chief Executive Officer

Date: November 6, 2008	Date: November 6, 2008